Exhibit 4.17
Agreement
Administration Committee of Shenyang PuHe New Town

Agreement
This Agreement is made by and between the following parties:
Party A: Administration Committee of Shenyang Puhe New Town
Party B: Techfaith Wireless Technology Group Limited
Through amicable negotiation, both parties conclude the following Agreement for the Party B’s use of the land and development of the construction project in Shenyang Puhe New Town on the principle of equality, mutual benefits and bona fides.
Article 1 Introduction of the Project
Party B proposes to invest for the Tecface Communication Industrial Park Project in Shenyang Puhe New Town, which particularly locates at Dao Yi Economic Development Zone, Shen Bei New District, Shenyang, China, and the major content of construction includes the R&D and sales centre, manufacturing plants, dorm buildings and etc. Under the premise that the conditions are ready for commencing the construction of the Project, the Project is planned to be commenced in April, 2011, and completed and put into operation in April, 2013, the construction period of which is 2 years.
Article 2 Amount of Investment
This Project company’s registered capital is RMB 240 million, its investment density is RMB 3.1 million/mu, the scale of construction of this Project is 60000 square meters, and its plot ratio is 1.0, and after the Project is put into operation, the estimated total amount of taxes is RMB 50 million. The figure progress in the commencement year shall be 30000 square meters, (the figure progress in the second year shall be 30000 square meters).

Article 3 Site Selection and Land Used
Party A agrees to grant 80 mu of land to Party B, the price of the land shall be the delisting price, and the particular price shall subject to the state-owned land use right grant contract entered by Shenyang Planning and Land Resources Bureau and Party B, whereupon the total sum of the land shall be calculated.
Article 4 Payment of Project Security Money and Land Grant Fee
1.	Project security money: Party B shall pay the Project security money in the amount of RMB 5 million within two week after the execution of the Agreement.
2.	Land grant fee. Party B shall pay the land grant fee in accordance with the provisions of the “Confirmation of Transaction” after the land is delisted.
Article 5 Rights and Obligations of both Parties
1.	Party A’s rights and obligations
(1)
To examine the documents, certificates and relevant information submitted by Party B for handling the examination and approval formalities, and if the submitted documents comply with the approval conditions, Party A shall promptly approve them; if the submitted documents fails to comply with the conditions, Party A shall guide Party B to re-submit the documents for approval.

(2)	To be responsible for planning, designing and the constructing the support facilities in the districts surround the land used for Party B’s Project.

(3)	To assist Party B to handle the relevant formalities for the supply of water, electricity, stream (heating), gas and etc., upon Party B’s request
2.	Party B’s rights and obligations
(1)
To provide Party A with complete and lawful documents, certificates and other relevant information required for the examination and approval; to handle various examination and approval formalities actively and promptly; to ensure to register with the industrial & commercial and taxation departments of Puhe New Town (if the registered branch company is required to have the financially independent accounting status, the enterprise moved from other place shall complete the moving formalities in respect of industry & commerce and taxation prior to the project is put into operation).

(2)
To ensure that the Project will only be commenced after all examination and approval formalities are approved, and the Project will be constructed in strict accordance with the contents specified in Article 2 and the contents of the examination and approval formalities in respect of planning and construction.

(3)	To handle the relevant formalities for the supply of water, electricity, stream (heating), gas and etc. with relevant departments by its own and at its own expenses.

(4)
The levels of the site, and the construction roads and the openings of the used land plot shall subject to Party A’s approval, and the costs related to paving the site, road and making the openings shall be borne by Party B.

(5)
Party B shall be supervised by the relevant departments in accordance with the requirements of Interim Measures for Supervising and Managing the Payment of the Rural Migrant Workers’ Salary in the Filed of Construction, so as to avoid the arrears of the rural migrant workers’ salaries due to failing of settlement of the Construction Cost, and at the same time Party B shall supervise and urge the construction enterprises to pay the security money for salaries, pay the rural migrant workers’ salaries fully and promptly and Party B shall bear the joint and several liabilities.

Article 6 Liabilities for Defaults
If Party B fails to timely pay the Project security money and the land grant fee in accordance with the provisions in this Agreement, this Agreement will automatically become invalid.
If the following event occurs, Party A has the right to terminate this Agreement, take back the land, forfeit the security money and rescind all the preferential policies, and Party B shall solely bear all losses arising herefrom, and the land grant fee will be refunded as per the proportion of the original price:
1.	Party B fails to obtain the legal formalities and illegally commences the construction.
2.	Party B fails to commence the construction in accordance with the agreed schedule, or the figure progress fails to meet the requirements of this Agreement due to Party B’s own reasons.

3.
The total actual investment amount, fixed asset investment amount, investment density, plot ratio, total taxation amount and figure progress fails to meet the standards specified in this Agreement or the foreign capital fails to be in place as scheduled.

4.	Party B fails to register with the industry and commerce bureau of Puhe New Town.
Article 7 Force Majeure
After this Agreement becomes effective, if either party wholly or partly fails to perform this Agreement due to the force majeure reason, the party affected by the force majeure shall not bear relevant liabilities, but shall take all reasonable measures to minimize the loss caused by the force majeure event, and give the other party written notice of the event and provide relevant evidence information within seven working days from the occurrence of such event.
Article 8 Resolution of Disputes
1.
Any dispute arising out of the execution and performance of this Agreement shall be firstly resolved through amicable negotiation between both parties; if no agreement is reached, either party may file a lawsuit with the people’s court at the place where Party A locates at.

2.
Any dispute between Party B and a third party arising out of the use of land, development and construction of the Project and any other matter under this Agreement shall not involve Party A, and Party B shall be solely responsible for the civil liabilities and other legal liabilities, and resolve such dispute by its own. Party B and the third party shall not, in any way, obstruct or prevent Party A from exercising rights towards such land plot, otherwise Party A shall have the right to clear out Party B and such third party in accordance with the provisions of this Agreement.

Article 9 Matters not Covered by this Agreement
Both parties shall resolve the matters not covered by this Agreement through mutual negotiation and execute a written agreement. Both this Agreement and the appendices attached hereto shall form the valid parts of this Agreement and the appendices shall have the same legal force and effect with this Agreement.
Article 10 Supplementary Provision
This Agreement becomes effective upon it is signed and affixed with the common seals by the legal representatives or authorized representatives of both parties. This Agreement is made in quadruplicate, and either party holds two copies for mutual compliance and performance.

Part A: Administration Committee of Shenyang Puhe New Town
Legal representative (or authorized representative): /s/ Wang Zhongbao
Signature Date: 05/10/2011	(mm/dd/yy)

Part B: Techfaith Wireless Technology Group Limited
Legal representative (or authorized representative): /s/ Wang Zhongbao
Signature Date: 05/10/2011	(mm/dd/yy)

Supplementary Agreement
This Supplementary Agreement is made by and between the following parties:
Party A: Administration Committee of Shenyang Puhe New Town
Party B: Techfaith Wireless Technology Group Limited
Through the amicable negotiation between both parties, as to the matter that Party B invests to construct Tecface Communication Industrial Park Project in Party A’s district, Party A undertakes to conclude the following Supplementary Agreement.
1. This Project is developed in the manner of joint venture, Techfaith Group invests RMB 200 million (foreign capital investment), and the district government invests RMB 40 million (which accounts for 16.7% of the shares, including the RMB 20 million invested by the district government and RMB 100 million invested by Techfaith in the form of foreign capital in 2011, as well as the RMB 20 million invested by the district government and RMB 100 million invested by Techfaith in the form of foreign capital in 2012).
2. Whereas the development of this Project has enormous potential, Party A agrees to support Party B with the technical support funds, among which the Project support amount is the difference between the delisting price of the land and RMB 50,000 /mu, and the support funds will be paid within one month after the land grant fee is fully paid. The relevant taxes shall be borne by Party B.

3. In order to support the fast development of this Project, Party A provides the fundamental construction fixed asset investment allowance and infrastructure allowance in the amount of RMB 10 million.
4. If Party B’s total actual investment amount of the Project, fixed asset investment amount, investment density, plot ratio, total taxation amount and figure progress fails to meet the standards specified in this Agreement or the foreign capital fails to be in place as scheduled, Party A will rescind all above preferential policies, and Party A has the right to take back the land and the buildings and facilities on land free of charges, and all the resulting losses shall be solely borne by Party B.
5. This Supplementary Agreement is made in quadruplicate, and either party holds two copies, which shall become effective upon it is signed by the authorized representatives of both parties and used in conjunction with the master Agreement.

Part A: Administration Committee of Shenyang Puhe New Town
Legal representative (or authorized representative): /s/ Wang Zhongbao
Signature Date: 05/10/2011	(mm/dd/yy)

Part B: Techfaith Wireless Technology Group Limited
Legal representative (or authorized representative): /s/ Wang Zhongbao
Signature Date: 05/10/2011	(mm/dd/yy)